Exhibit 10.1

GENERAL RELEASE AND SEPARATION AGREEMENT

PLEASE READ THIS ENTIRE AGREEMENT CAREFULLY.

NOTE THAT THIS AGREEMENT CONTAINS

A RELEASE AND WAIVER OF LEGAL RIGHTS AND CLAIMS.

YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY OF YOUR CHOICE CONCERNING ITS TERMS AND LEGAL SIGNIFICANCE BEFORE SIGNING.

IF YOU AGREE TO ITS TERMS, SIGN BELOW.

This General Release and Separation Agreement (“Agreement”) is entered into between Robert Madore, together with your heirs, administrators, executors, successors, assigns and other personal representatives (collectively referred to as “You”) and AMERICAN EAGLE OUTFITTERS, INC. (the “Company”), together with its past, present and future officers, directors, shareholders, members, agents, representatives, insurers, employees, attorneys, parents, subsidiaries, affiliates, managers, fiduciaries, trustees, employee benefit plan administrators, successors, and assigns (collectively referred to as the “Released Parties”)  Throughout this Agreement, You and the Company and/or the Released Parties may be referred to individually as a “Party,” or collectively as the “Parties.”  In consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1.Separation From Employment.

a.

You acknowledge separation of your employment with the Company effective September 25, 2020 (“Separation Date”).  You acknowledge and agree that as of the Separation Date, you will cease to be an employee of the Company and you will no longer be eligible for or receive any compensation or benefits of employment.  The only compensation or benefits you will receive from the Company are those described in this Agreement.

b.

You shall be entitled to payment of your salary or wages earned through the Separation Date, as well as any accrued but unused PTO time, pursuant to AEO’s Paid Time Off and Paid Sick Leave Policy,  within thirty (30) calendar days of the effective date of this Agreement, which, provided you do not revoke it, is eight (8) calendar days after you sign it.  For the avoidance of doubt, the Company shall pay your salary or wages and any PTO, which the parties agree will be equal to twenty-one (21) days, less applicable withholdings and deductions. The Company agrees to waive your obligation to repay any negative outstanding PTO balance.

c.

You hereby agree to resign all directorships and board or committee memberships you hold within the Company and/or any other entity as a result of your employment with the Company.  This resignation will be effective on the Separation Date or such other date as requested by the Company.

2.Separation Payments and Benefits.

a.

Separation Installment Payments. You will receive Separation Installment Payments equal to twelve (12) months of your regular base pay, less applicable deductions and withholdings. Separation Installment Payments will begin within fourteen (14) calendar days of the expiration of your 7-day revocation period, provided that you have signed, returned, and not revoked this Agreement, and will be made on the same schedule and in the same manner applicable to active Company employees in similar job classifications (the “Separation Installment Payments Period”).  Notwithstanding the immediately preceding sentence, in the event you secure comparable employment before the end of the Separation Installment Payments Period, the Separation Installment Payments Period shall end.  In the event you secure comparable employment during the thirty (30) calendar days following the Separation Date, you will receive one Separation Installment Payment equal to one (1) month of your regular base pay, less applicable deductions and withholdings, in one lump sum, payable within thirty (30) calendar days.  For the purposes of this Agreement, “comparable employment” means employment at or above your compensation with the Company as of the Separation Date.  You agree that you will notify the Company in writing immediately if you accept employment prior to the end of the Separation Installment Payments Period and the compensation for such employment (to allow the Company to determine if it is “comparable employment” as forth in this Agreement). You understand that the Separation Installment Payments are not earnings for purposes of 401(k) benefit plans, regular or supplemental.

b.

Health Insurance Continuation. For a period of twelve (12) months following your Separation Date (the “COBRA Subsidy Reimbursement Period”), you will be eligible to receive reimbursement for your COBRA premium payments, subject to, and provided you meet, the conditions stated below.  You and where applicable, your spouse and eligible dependents, shall continue to be eligible to receive health, dental and vision benefits coverage under the Company’s health, dental and vision plans in which you were participating in immediately prior to your Separation Date. In order to receive such continued coverage, you shall be required to timely elect COBRA coverage under such plans following the Separation Date and pay the full applicable monthly premium during the COBRA Subsidy Reimbursement Period.  Following your payment of the full COBRA premium, you will email a copy of the paid invoice to Benefits@ae.com and the Company will reimburse you for the COBRA premium during the COBRA Subsidy Reimbursement Period.  Notwithstanding the immediately preceding sentence, in the event you secure employment before the end of the COBRA Subsidy Reimbursement Period and medical, dental and/or vision coverage is available as a result of that employment, the COBRA Subsidy Reimbursement Period shall end.  You agree that you will notify the Company in writing immediately if you accept employment prior to the end of the COBRA Subsidy Reimbursement Period.  The COBRA

continuation period shall run simultaneously during the COBRA Subsidy Reimbursement Period and after the end of the COBRA Subsidy Reimbursement Period, if you are still eligible for COBRA continuation coverage and you wish to continue COBRA coverage, for the remainder of the COBRA continuation period you will be required to pay 102% of the COBRA premium for such coverage.

c.

Benefit Plans. Your entitlements under any benefit plans in which you participated while you were employed by the Company, including equity plans, restricted stock (both time-based and performance based), stock options, deferred compensation and 401(k) plans, will be determined in accordance with the terms of each respective plan.  Nothing in this Agreement shall impair, diminish or interfere with any rights, privileges or benefits you have with respect to ERISA plans, equity award agreements or similar governing documents.  Except as described above, you hereby withdraw your participation in any and all bonus or incentive plan(s) or program(s) and understand that you are not now nor will in the future be entitled to any future grants or contributions under those plans, including future equity grants including stock or stock options.

d.

Equity. You acknowledge and agree that the equity awards granted to you under the terms of the Company’s plans will be administered in accordance with the terms of their respective plans and grant agreements.

e.

Career Services and References. For the avoidance of doubt, you will not receive any recruiting, job search, or other career services from the Company.  You agree to refer all requests for information as to your employment with the Company to the Company’s HR Department.  In response to a request for a reference, the Company shall only provide your dates of employment, job title, and salary, consistent with Company policy.  If you request individual references from officers or executives of the Company, they may provide such references at their own discretion.

f.

Unemployment Compensation. The Company will not oppose any application you make for unemployment compensation benefits.  The Company does not make any representation that you are eligible to receive unemployment compensation benefits.

g.

No Other Payments.  You acknowledge that this Agreement does not include any form of compensation or benefits other than specifically described herein and that the benefits you will receive under this Agreement are greater than those benefits you would have been entitled to receive upon separation of employment in the absence of this Agreement.  You acknowledge that you are not eligible for any post-separation pay or benefits other than provided in this Agreement, including but not limited to payments under any of the Company’s severance plans or programs and bonus or incentive pay programs.

h.	Effect of Rehire on Separation Payments. You understand and agree that if you are subsequently reinstated, hired or rehired by the Company; or engaged as an independent contractor or consultant while you are receiving Separation Installment Payments, future installment payments will cease immediately so long as the compensation for such employment or consulting relationship is the same or greater than the Separation Installment Payments.  To the extent that any such compensation is less than the Separation Installment Payments, the Separation Installment Payments will be reduced by the amount you are receiving from your new position.

3.General Release of Claims.

a.

You fully waive, release and forever discharge the Company and Released Parties, from any manner of suits, actions, complaints, or causes of action, including any claim for attorneys’ fees or costs, existing at the time you sign this Agreement, whether currently known or unknown to you, under any possible legal, equitable, contract, tort or statutory theory.  To the greatest extent permitted by applicable law, this General Release includes, but is not limited to, claims arising out of or in any way related to your employment, resignation and/or separation from employment, such as, by way of example only, claims under the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), the Civil Rights Act of 1866 (42 U.S.C. § 1981), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, the Sarbanes-Oxley Act and/or Dodd-Frank Wall Street Reform and Consumer Protection Act, the Employee Retirement Income Security Act of 1974, the New York State Human Rights Law, New York Equal Pay Law, New York State Civil Rights Law, New York Off-Duty Conduct Lawful Activities Discrimination Law, New York State Labor Relations Act, Article 23-A of the New York State Corrections Law, New York Whistleblower Statute, New York Family Leave Law, New York Minimum Wage Act, New York Labor Law, New York State Worker Adjustment and Retraining Notification Act, the retaliation provisions of New York Workers' Compensation Law, and the New York City Human Rights Law. the Pennsylvania Human Relations Act, 43 Pa. Stat. Ann. §§ 951 to 963; any claim under the Pennsylvania Whistleblower Law, 43 Pa. Stat. Ann. §§ 1421 to 1428, the Pennsylvania wage Payment Collection Law, The Pennsylvania Equal Pay Law, the Pennsylvania Minimum Wage Law, and any tort, contract, and quasi-contract or other common law claims, including claims for wrongful termination, retaliation, breach of implied or express contract, negligent or intentional infliction of emotional distress, negligent hiring, negligent supervision, negligence, wantonness, invasion of privacy, defamation, slander, libel, misrepresentation, civil conspiracy, assault, battery, intentional interference with business or contractual relations, and any other federal, state or local statute, ordinance, executive order, or regulation, including without limitation any amendments thereto, or any other legal theory.  However, you acknowledge that you are not releasing any claim related to the enforcement of the terms of the Agreement, any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan, any claim arising after the date on which you sign this Agreement, or any claim that is not otherwise waivable under applicable law.

b.

You acknowledge and agree that included in your General Release of Claims are any and all claims that have been, or may be asserted by you or by any other person or entity on your behalf in any class or collective action relating to your employment and/or the termination of your employment with the Company.  Accordingly, (i) you waive any right to become, and promise not to consent to become, a member of any class in a case in which claims are asserted against the Company and the Released Parties that are related in any way to your employment with or termination from the Company, and that involve events which have occurred as of the date you sign this Agreement; and (ii) you waive any and all rights you might otherwise have to receive notice of any class or collective action.  In the event that you are included or identified as a member or potential member of a class in any proceeding, you agree to opt out of the class at the first opportunity afforded to you after learning of your inclusion.  In this regard, you agree that you will execute, without objection or delay, an “opt-out” form presented to you in connection with such proceeding.

c.

You agree that should any person or entity file or cause to be filed any civil action, suit, arbitration, or legal proceeding (with the exception of the U.S. Equal Employment Opportunity Commission (“EEOC”) and similar state agency charges of discrimination, as described below) seeking equitable or monetary relief in connection with any aspect of your employment relationship with the Company, you will take all necessary actions to withdraw from such action and/or have it dismissed with prejudice as it relates to you personally, and you agree that you will not voluntarily participate or cooperate in such matter(s) unless required by law.  If you are unable to preclude a charge or claim on your behalf, you agree that you will not seek or accept any personal relief, including but not limited to an award of monetary damages or reinstatement to employment, in connection with such a charge or claims. Nothing in this Agreement waives or releases your right to receive a monetary award from the U.S. Securities and Exchange Commission (“SEC”).

d.

Notwithstanding any local or other law to the contrary, you expressly agree that the General Release of Claims will extend and apply to all claims, injuries and damages you may have against the Company and/or any of the Released Parties at the time you sign the Agreement, regardless of whether you are aware of or suspect such claims at the time you sign.

e.

You agree that the above paragraphs shall release the Company and the Released Parties from liability to the fullest extent permitted by law and only to the extent permitted by law.  You acknowledge that the General Release of Claims does not prohibit the following rights or claims:  (i) claims that first arise after the date you sign the Agreement or which arise out of or in connection with the interpretation or enforcement of the Agreement itself; (ii) your right to file a charge or complaint with the EEOC or similar federal or state agency, or your ability to participate in any investigation or proceeding conducted by such agency; or (iii) any rights or claims, whether specified above or not, that cannot be waived as a matter of law pursuant to federal, state or local statute.  If it is determined that any claim covered by this General Release of Claims cannot be waived as a matter of law, you expressly agree that the General Release of Claims will nevertheless remain valid and fully enforceable as to the remaining released claims. As set forth above, nothing in this waives or releases your right to receive a monetary award from the SEC.

f.

You agree that you have been properly paid for all hours worked, you have not suffered any on-the-job injury for which you have not already filed a claim, and you have been properly provided any leaves of absence because of your own health condition or a family member’s health condition.

g.

You acknowledge that as an employee of the Company it has been your obligation to advise the Company completely and candidly of all facts of which you are aware that constitute or might constitute violations of the Company’s ethical standards or legal or regulatory obligations.  You represent and warrant that you are not aware of any such facts or that you have previously advised the Company about any such facts.

4.Reports to Government Entities.

a.

Nothing in this Agreement, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of any law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the EEOC, the Department of Labor, the National Labor Relations Board, the Department of Justice, the SEC, Congress, and any Inspector General of any agency (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of any federal, state, or local law or regulation.  However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any other Releasee resulting from such claims or conduct, regardless of whether you or another party has filed them, and, in the event you obtain such monetary relief, the Company will be entitled to an offset for the payments made pursuant to this Agreement.  This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.  You do not need the prior authorization of the Company to engage in conduct protected by this Section 4, and you do not need to notify the Company that you did engage in such conduct.

b.	Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney(s), a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

5.Post- Employment Limitations and Obligations.

a.

Restrictive Covenants.  You acknowledge and agree that you will continue to abide by and comply with the covenants set forth in your Offer Letter and the Confidentiality, Non-competition and Intellectual Property Agreement attached thereto, each of which are dated as of September 23, 2016 and which shall remain in full force and effect.  Notwithstanding the foregoing, the Company agrees to consider reasonable requests from you for relaxation or waiver of the non-compete covenants contained in your Confidentiality, Non-competition and Intellectual Property Agreement, which consent to the same will not be unreasonably withheld.

b.

Obligations Regarding Confidential, Proprietary, and Trade Secret Information.  You acknowledge and agree that during your employment with the Company you had access to confidential, proprietary and trade secret information about the Company, its employees, customers and clients, which derives economic value from not being otherwise known to the general public (hereafter “Confidential Information and Trade Secrets”).  Confidential Information and Trade Secrets provide a competitive advantage to the Company specifically because it would be valuable to a competitive entity if disclosed.  Confidential Information and Trade Secrets includes, but is not limited to, the identities, incomes, net worths, accounts, financial portfolios, contact information, personal and familial relationships, investments and/or other non-public information relating to the Company’s existing and prospective clients and customers, the salaries, specific duties, and other non-public information relating to the Company’s employees, and the Company’s business plans, strategies, products, pricing, computer programs, systems, databases, methods of operation, financial models, investments and other business transactions, policies and procedures.  You understand that the Company has obligations to protect the confidentiality of this information and that such obligations extend to you, both during and after your employment with the Company ends for any reason.  You acknowledge and agree that the improper use or disclosure of the Company’s Confidential Information and Trade Secrets would cause immediate and irreparable damage to the Company’s business.

Subject to Section 4, you acknowledge and agree that: (i) you shall not directly or indirectly, alone or in concert with or on behalf of others, use, publish or otherwise disclose any aspect of the Company’s Confidential Information and Trade Secrets to any person or entity outside the Company except as required by the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or any other disclosures that are protected under the whistleblower provisions of federal law or regulation; pursuant to formal legal process or unless you first obtain the written approval of an authorized Company representative (if you are served with legal process involving the Company, you agree to notify immediately an appropriate representative of the Company’s Legal Department); (ii) you shall deliver immediately at the Company’s request and to the custody of whatever person the Company shall designate all originals and copies of any documents or other material in your possession, custody, or control containing or embodying Confidential Information and Trade Secrets, and any derivatives, summaries and excerpts created therefrom, in any form whatsoever, including but not limited to hard copy documents and information housed in or on Company-owned electronic devices or equipment, or devices or equipment owned by you or to which you have access; and (iii) you shall not otherwise utilize any of the Company’s Confidential Information and Trade Secrets to interfere with any relationship between the Company and any of the Company’s clients, prospective clients, or employees.  To the extent that you are unaware or unsure of whether certain information constitutes Confidential Information and Trade Secrets, you agree to consult with an authorized senior management representative of the Company before utilizing the information.

c.

Prior Agreements Regarding Prohibited Competition or Solicitation.  You understand and agree that nothing in this Section 5 should be construed to diminish or affect the validity or enforceability of any prior agreement(s) you have entered into with the Company or any of its predecessors that have not otherwise expired, including but not limited to any agreement(s) regarding prohibited competition or solicitation of employees, to the extent such agreements are more protective of the Company’s interests.

d.

Future Cooperation.  You agree that you will make yourself available, upon reasonable notice and under reasonable conditions, to assist the Company in any capacity with respect to matters of which you were involved or had knowledge while employed by the Company.  Without limitation, such assistance may include providing information or documents, cooperating with investigations, negotiations, lawsuits or administrative proceedings involving the Company, preparing for and giving testimony including written declarations or statements, and other similar activities.  You understand that the Company will reimburse you for all reasonable, documented out-of-pocket expenses incurred as a result of your obligations under this paragraph, in accordance with the Company’s then applicable Expense Guidelines.

e.

Confidentiality of Agreement Terms.  Subject to Section 4, you agree that the terms and conditions of this Agreement, including the consideration offered in connection with it, and any and all actions by the Company in accordance therewith, are strictly confidential and, with the exception of your counsel, tax advisor, immediate family, or as required or protected by applicable law, have not and shall not be disclosed, discussed, or revealed to any other persons, entities, or organizations, whether within or outside the Company, without prior written approval of an authorized representative of the Company.  You further agree to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above to whom disclosure is authorized.  You acknowledge that you have not made any claims or allegations against the Company or any of the other Released Parties, the factual foundation for which involves discrimination, retaliation, sexual harassment, or sexual assault or abuse.  Nothing in this Agreement shall prohibit or impede the Company from disclosing the terms of this Agreement, including the consideration offered in connection with it, as may be required to evaluate this Agreement or enforce rights under this Agreement, to comply with and respond to a valid subpoena or other legal process, to comply with and respond to requests from governmental authorities, for internal business and administrative purposes, including but not limited to securing approval for this Agreement and/or implementing the terms of this Agreement, or to fulfill some other purpose mandated by law, regulation, or applicable rule.

f.Mutual Non-Disparagement.  You agree to refrain from directly or indirectly engaging in publicity, including written, oral and electronic communication of any kind, or any other activity which would adversely affect in any manner (i) the conduct of the business of the Company and/or any of the Released Parties (including, without limitation, any business plans or prospects) or (ii) the business reputation of the Company and/or any of the Released Parties, whether or not you believe the content of the publicity to be true or whether or not it is, in fact, true.  Similarly, the Company represents and warrants that it will instruct all members of its Board of Directors and Executive Leadership Team to refrain from engaging in any publicity, including written, oral and electronic communication of any kind, which would adversely impact your ability to conduct business or your personal business reputation, whether or not they believe the content of the publicity to be true or whether or not it is, in fact, true. This paragraph does not apply to truthful testimony compelled or protected by applicable law or legal process.

g.

Intellectual Property.  You hereby assign to the Company any and all inventions, copyrightable material, trade secrets or other work conceived, developed, created or otherwise performed by you during your employment and relating in any way to your work or the business of the Company.  You agree to cooperate with the Company to further document its ownership of such property.  Nothing in this paragraph should be construed to diminish or affect the validity or enforceability of any prior assignment of any such property.

h.

Return of Company Property.  You also agree that you either have returned or will return to the Company any and all Company property and information which came into your possession, or which you prepared or helped prepare, in connection with or during your employment, including but not limited to any Company computer, cellular phone or device, credit card, Company vehicle, keys and documents.  You will not retain any copies of such property or information, and you will provide the Company will any passwords or passcodes to access such Company property.  To the extent you subsequently discover in your possession Company property and/or information that you inadvertently failed to discover during your thorough, good faith search of your files, you shall promptly notify the Company of such discovery and either (i) return to the Company or (ii) destroy, and certify in writing the destruction thereof, such Company property and/or information.

i.

Expense Reconciliation.  You further represent and agree by your Separation Date you will have reimbursed or reconciled to the Company’s satisfaction all charges made to the Company by you or expenses charged by you to the Company, and that if you fail to make such reimbursement that the Company may deduct any sums owed by you from the payment amount(s) specified in this Agreement.

j.

Breach/Remedy.  You agree that the restrictions in this Section 5 are reasonable and necessary to protect the legitimate interests of the Company and you agree that if you breach any provision of this Section 5, the damage may be substantial, although difficult to quantify, and money damages may not afford the Company an adequate remedy.  Therefore, if you breach or threaten to breach this Section 5, in whole or in part, the Company shall be entitled, in addition to other rights and remedies provided by this Agreement or by law, to specific performance, injunctive relief, and other equitable relief to prevent or restrain such conduct.  In addition, you acknowledge and understand that if you breach any provision of this Agreement, you will cease to be eligible for payments and benefits under this Agreement and the Company may, in its sole discretion, discontinue remaining payments and benefits, if any, and may require you to reimburse the value of payments and benefits previously received, unless prohibited by law.

6.Miscellaneous Provisions.

a.

No Admission of Liability.  You specifically understand and agree that by entering into this Agreement, the Company and the other Released Parties do not admit any liability whatsoever to you or to any other person arising out of any claims heretofore or hereafter asserted by you and the Company, for itself and on behalf of the other Released Parties expressly denies any and all such liability.

b.

Severability.  Should any of the provisions of this Agreement be rendered invalid by a court or government agency of competent jurisdiction, or should you fail to fulfill your obligations under it, the remainder of the Agreement shall, to the fullest extent permitted by applicable law and at the Company’s option, remain in full force and effect and/or you will be obligated to return, in full or in part, as determined by the Company, any and all consideration you received in exchange for signing the Agreement, except, if applicable, the Five Hundred Dollars ($500.00) you received in exchange for your release and waiver of rights or claims under the federal Age Discrimination in Employment Act.

c.

Choice of Law.  Any disputes or claims will be decided pursuant to the AEO Dispute Resolution Program.  To the extent a dispute is not covered by the AEO Dispute Resolution Program, and not governed by federal law or otherwise prohibited by state law, you agree that the Agreement is governed by the laws of Pennsylvania, without regard to its principles on conflict of law.  Additionally, to the extent a dispute is not covered by the AEO Dispute Resolution Program and a federal court or agency does not have jurisdiction over any action involving the validity, interpretation or enforcement of the Agreement, or any of its terms, provisions or obligations, you agree that jurisdiction and venue shall exist exclusively in a court or government agency located within the state of Pennsylvania unless specifically prohibited by applicable state law.

d.

Tax Withholding.  All payments made, and benefits provided, hereunder shall be net of all legally required taxes and other withholdings.  You shall be solely responsible for all taxes that result from your receipt of the payments and benefits to be provided under this Agreement and the Company does not make any representation, warranty or guarantee of any federal, state or local tax consequence to you as part of your receipt of any payment or benefit hereunder, including, but not limited to, under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  Notwithstanding any provision to the contrary, all provisions of this Agreement shall be construed and interpreted to comply with Section 409A and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or regulations thereunder.  For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts.  Any amounts payable under this Agreement solely on account of an involuntary separation from service within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent.  To the extent that deferred compensation subject to the requirements of Section 409A becomes payable under this Agreement to a “specified employee” (within the meaning of Section 409A) on account of separation from service, any such payments shall be delayed by six months to the extent necessary to comply with the requirements of Section 409A.  Further, any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the employment agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

e.

Entire Agreement.  This Agreement sets forth the entire agreement between the parties.  You are not relying on any other agreements or oral representations not fully addressed in this Agreement.  Any prior agreements, written or oral, between or directly involving you and the Company are superseded by this Agreement, except any prior agreements related to arbitration of disputes, inventions, business ideas, confidentiality of corporate information, non-competition or non-solicitation remain intact.  This Agreement may not be changed, modified, or altered without the express written consent of you and an officer of the Company. NOTWITHSTANDING ANY LANGUAGE TO THE CONTRARY, THE AEO DISPUTE RESOLUTION PROGRAM AGREED TO BETWEEN YOU AND THE COMPANY SHALL REMAIN IN EFFECT, SHALL SURVIVE THIS AGREEMENT, AND SHALL APPLY TO CLAIMS UNDER THIS AGREEMENT.

f.

No Waiver.  The Company’s failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of, or deprive the Company of its right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  To be effective, any waiver must be in writing and signed by an officer of the Company.

g.

Binding Effect. This Agreement shall bind and inure to the benefit of and be enforceable by you, the Company, and your and its respective heirs, executors, personal representatives, successors and permitted assigns.

7.Time for Signing.

a.

You acknowledge that you first received this Agreement on or before September 4, 2020 and that to receive the payments and benefits described herein, you must sign, return and not revoke this Agreement as described below.

b.	You have carefully read and understand this Agreement;
c.	The Company advised you to consult with an attorney and/or any other advisor of your choice before signing this agreement;
d.	You have been given twenty-one (21) calendar days to consider your rights and obligations under this Agreement and to consult with an attorney about both;
e.	You understand that this Agreement is LEGALLY BINDING and by signing it you give up certain rights;
f.	You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;
g.

You acknowledge and agree that the payments and other benefits set forth in this Agreement are contingent on your execution of this Agreement, which releases all of your claims against the Company and the Released Parties, and you knowingly and voluntarily agree to release the Company and the Releases from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained by signing, and that these benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement;
h.

You have seven (7) calendar days after you sign this Agreement to revoke it by notifying the Company in writing.  This Agreement will not become effective or enforceable until the seven (7) calendar day revocation period has expired;

i.	This Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.); and
j.

This Agreement does not waive any rights or claims that may arise after this Agreement becomes effective, which is eight (8) calendar days after you sign it, provided you do not exercise your right to revoke this Agreement.

The signed Agreement and, if applicable, written revocation should be returned within the time periods described above to:

American Eagle Outfitters, Inc.

Attn: Stacy Siegal, EVP and General counsel

77 Hot Metal Street

Pittsburgh, PA 15203

siegals@ae.com

8.Counterpart Originals.

a.	This Agreement may be executed in any manner of copies, each of which shall be deemed to be a counterpart original.

YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE BEEN ADVISED THAT THE AGREEMENT IS A LEGAL DOCUMENT, AND YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THE AGREEMENT.  YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AGREEMENT, AND YOU ARE VOLUNTARILY AND KNOWINGLY SIGNING THE AGREEMENT.

ACKNOWLEDGED AND AGREED:

DATED:

Robert Madore

THE COMPANY

DATED:                                                         By:                                                  ___

Stacy Siegal, EVP and General Counsel